EXHIBIT 8.1.A


                                            March 19, 2002

JCP&L Transition Funding LLC
c/o GPU Service, Inc.
76 South Main Street
Akron, Ohio 44308-1890

         Re:    Transition Bonds
         -----------------------

Ladies and Gentlemen:

     We have acted as special federal income tax counsel to Jersey Central Power & Light Company, a New Jersey corporation, and JCP&L Transition Funding LLC, a Delaware limited liability company (the "Issuer"), in connection with the Issuer's proposed issuance and sale of up to $320 million in aggregate principal amount of transition bonds (the "Transition Bonds") to be offered from time to time as described in the form of prospectus (the "Prospectus") and prospectus supplement (the "Prospectus Supplement") included as part of Registration Statement No. 333-31250 on Form S-3 which was initially filed by the Issuer with the Securities and Exchange Commission (the "Commission") on February 28, 2000, and thereafter amended by Amendment No. 1 thereto filed with the Commission on March19, 2002 (the "Registration Statement").

     You have requested our opinion regarding certain federal income tax consequences relating to the issuance of the Transition Bonds. In rendering our opinion as to these matters, we have examined the Prospectus and Prospectus Supplement, the forms of the operative documents included as Exhibits to the Registration Statement (the "Operative Documents"), the private letter rulings dated March 31, 2000 and August 10, 2000 received by JCP&L from the IRS, and such other documents, corporate records, statements and representations made by officers and other representatives of JCP&L and the Issuer, and other matters of fact and law, as we have deemed necessary or appropriate for purposes of the opinions express below. In rendering those opinions, we have assumed that the Transition Bonds will be issued in accordance with the terms of the Operative Documents and as otherwise described in the Prospectus and Prospectus Supplement, and that all other transactions relating to the issuance of the Transition Bonds that are described in the Registration Statement will be consummated as described therein.


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JCP&L Transition Funding LLC                                                -2-


     Based on the foregoing, and in reliance on the representations set forth in the Prospectus under the section captioned "Material U.S. Federal Income Tax Matters for the Transition Bondholders", we are of the following opinions:

     1. The Issuer will not be subject to U.S. federal income tax as an entity separate from JCP&L.

     2. The Transition Bonds will be treated as debt obligations of JCP&L for U.S. federal income tax purposes.

     3. The statements set forth in the Prospectus under the section captioned "Summary of Terms - Material Income Tax Considerations" and under the section captioned "Material U.S. Federal Income Tax Matters for the Transition Bondholders", to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, are correct in all material respects.

     The opinions set forth above are rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

     We are furnishing these opinions to you solely in connection with the issuance of the Transition Bonds, and these opinions are not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to the filing of these opinions as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Summary of Terms - Material Income Tax Considerations" and under the section captioned "Material U.S. Federal Income Tax Matters for the Transition Bondholders". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                            Very truly yours,



                                            /s/ Carter, Ledyard & Milburn

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